EXHIBIT 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), effective as of March 30, 2010 (the "Effective Date"), is made by and between iPrint Technologies, LLC, a Delaware limited liability company (the "Company"), and CHAD SOLTER ("Employee").

RECITALS

A.                 The Company, Employee, American TonerServ Corp., a Delaware corporation ("ATS"), MTS Partners, Inc. (f/k/a iPrint Technologies, Inc.), a California corporation ("Seller"), and certain other parties are parties to that certain Asset Purchase Agreement, dated as of October 31, 2008, as amended by (a) that certain the First Amendment to Asset Purchase Agreement, dated February 16, 2009; (b) that certain the Second Amendment to Asset Purchase Agreement, dated November 16, 2009; and (c) that certain the Third Amendment to Asset Purchase Agreement, dated December 17, 2009 (collectively, the "Purchase Agreement"), pursuant to which the Company acquired the assets of the Business (as defined in the Purchase Agreement).

B.                 In connection with the closing of the transactions contemplated by the Purchase Agreement, the Company and Employee entered into that certain Employment Agreement, dated October 31, 2008, as amended by that certain Amendment to Employment Agreement, dated December 17, 2009 (collectively, the "Original Agreement").

C.                This Agreement is being delivered in accordance with that certain Master Amendment Agreement, of even date herewith, by and among the Company, ATS, Seller, Employee and certain other parties (the "Master Agreement").

D.                Pursuant to the Master Agreement, to preserve the employment arrangement set forth in the Original Agreement and to extend the term of Employee's employment with the Company, the parties hereto desire to amend and restate in its entirety the Original Agreement by the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

Place of Work:  Employee's place of work is at the Company's location at the following address:  980 Magnolia Avenue, Suite #5, Larkspur, CA  94939.

Job Title and Duties:  The title of the full-time job, which Employee is employed to perform, is Division President.  Employee's duties are set forth in Exhibit A attached hereto.  Employee may also from time to time be required to undertake additional or other duties as reasonably necessary to meet the needs of the Business.

Term of Employment:  The term of employment, which commenced on the date of the Original Agreement, is hereby extended and shall continue until October 31, 2014 (the "Term of Employment"), subject to the termination provisions of this Agreement.  Employee acknowledges and agrees that Employee's right to compensation under this Agreement terminates at the end of the Term of Employment, or sooner if this Agreement is terminated earlier pursuant to the termination provisions of this Agreement.

Termination of Employment:

(a)               Termination by the Company for Cause.  The Company will have the right to terminate Employee's employment hereunder for Cause (as defined below) immediately upon written notice to Employee.  If Employee's employment is terminated for Cause, the Company will pay to Employee (i) all accrued but unpaid base salary through the effective date of such termination and pro rated for partially completed periods and (ii) all unreimbursed business expenses incurred by Employee prior to his termination for which Employee is entitled to reimbursement pursuant to this Agreement, which payments will become due and payable in cash in a lump sum on the effective date of such termination.  Upon payment of such amounts, Employee shall have no further rights to compensation under this Agreement.

(b)               Termination by the Company without Cause.  The Company may terminate Employee's employment hereunder without Cause at any time, upon 20 days written notice to Employee.  If Employee is terminated by the Company without Cause, the Company will pay to Employee (i) all accrued but unpaid base salary through the effective date of such termination and pro rated for partially completed periods and (ii) all unreimbursed business expenses incurred by Employee prior to his termination for which Employee is entitled to reimbursement pursuant to this Agreement, which payments will become due and payable in cash in a lump sum on the effective date of such termination.  In addition, provided Employee executes a general release (the "Release") of any and all claims relating to Employee's employment with the Company, including the termination thereof, in a form satisfactory to counsel for the Company (provided that such general release shall not extend to claims, defenses or counterclaims under the Purchase Agreement) within 21 days (or 45 days if such longer period is required by law) following such termination and the Release becomes effective following the lapse of the applicable revocation period, the Company will pay to Employee severance pay equal to the remaining base salary Employee would have earned had Employee completed the Term of Employment, less applicable withholding.  The severance payment will be paid in accordance with the Company's regularly scheduled payroll practices for salaried employees commencing on the first payroll date within the 60-day period following Employee's Separation from Service (as defined below) on which the Release is effective following the lapse of any revocation period, but in no event later than the last day of such 60-day period.

(c)               Termination by Employee with Good Reason.  Employee may terminate his employment hereunder for Good Reason (as defined below).  If Employee terminates his employment for Good Reason, the Company will pay to Employee (i) all accrued but unpaid base salary through the effective date of such termination and pro rated for partially completed periods and (ii) all unreimbursed business expenses incurred by Employee prior to his termination for which Employee is entitled to reimbursement pursuant to this Agreement, which payments will become due and payable in cash in a lump sum on the effective date of such termination.  In addition, the Company will pay to Employee severance pay equal to the remaining base salary Employee would have earned had Employee completed the Term of Employment, less applicable withholding, so long as Employee executes the Release within 21 days (or 45 days if such longer period is required by law) following such termination and the Release becomes effective following the lapse of the applicable revocation period.   The severance payment will be paid in accordance with the Company's regularly scheduled payroll practices for salaried employees commencing on the first payroll date within the 60-day period following Employee's Separation from Service on which the Release is effective following the lapse of any revocation period, but in no event later than the last day of such 60-day period.

(d)               Definitions.  As used herein, the following words shall have the following meanings:

(1)               Cause.  "Cause" shall mean (i) the failure by Employee to substantially perform his duties, and such failure remains uncured for 15 days following the Company giving Employee written notice thereof; (ii) the indictment or conviction of Employee for any felony or the plea by Employee of nolo contendere to any felony, provided any such felony either relates to the Business or involves moral turpitude; (iii) fraud, embezzlement or misappropriation or similar act of dishonesty by Employee relating to the Company, ATS or their respective affiliates or their funds, properties, opportunities or other assets; (iv) the failure by Employee to substantially comply with any reasonable policy of the Company applicable to Employee, and such failure remains uncured for 15 days following the Company giving Employee written notice thereof; (v) the material breach by Employee of this Agreement, and such breach remains uncured for 15 days following the Company giving Employee written notice thereof; (vi) the material breach by Employee of the Noncompetition Agreement (as defined in the Purchase Agreement), or (vii) Employee's death or Disability (as defined below).

(2)               Disability.  "Disability" shall mean a physical or mental disability that has lasted for more than two (2) months as shown by Employee's inability to perform all or substantially all of his regular duties as described herein, and which disability is likely, in the opinion of a physician mutually designated by such Employee and the Company, to persist for more than one (1) year.

(3)               Good Reason.  "Good Reason" shall mean Employee’s voluntary resignation within ninety (90) days following one or more of the following events occurring without Employee's consent: (A) a material reduction in his base compensation, with 15% or more being deemed to be material for this purpose: (B) a material diminution in his authority, duties or responsibilities, (C) a material relocation of his principal place of employment, with 50 miles or more from Employee's current principal place of business being deemed to be material for this purpose; or (D) a material breach by the Company of any of its obligations under this Agreement or the occurrence of an Event of Default (as defined in that certain Amended and Restated Security Agreement, of even date herewith, entered into between the Company, ATS and Seller); provided, however, that none of the foregoing events shall constitute grounds for a termination for Good Reason unless Employee first provides written notice to the Company describing the applicable event.

(4)               Separation from Service.  "Separation from Service" shall mean a separation from service as determined in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

Hours of Work:  Employee shall devote his entire efforts to the business and affairs of the Company and do his utmost to promote the Company's interests.  This is an exempt position, for which no overtime compensation will be paid.

Compensation:

1.                  Base Salary.  Employee shall be paid a base salary of Two Hundred Ten Thousand and 00/100 ($210,000.00) per year, less applicable withholding, payable at his option by automatic deposit to his bank account or by payroll check, in pay installments on Friday of every other week, in arrears.  As used herein, a "week" shall mean from Sunday through the following Saturday, and a "month" shall mean a calendar month.

2.                  Stock Options.  ATS previously granted stock options to Employee pursuant to the Original Agreement.

3.                  Additional Options/Bonuses.  Subject to continued employment and approval by ATS's Board of Directors, Employee shall be eligible for cash bonuses and/or additional stock options based on mutually agreed upon goals.

Business Expenses:  Employee will be provided with a Company credit card to be used for Company-related purchases only.  To the extent possible, all business expenses shall be paid for using the Company credit card.  Receipts for all transactions must be submitted to the appropriate accounting personnel.  Receipts for any business expenses paid for using other means must be submitted to the appropriate accounting personnel with a completed reimbursement request.  Purchases of $1,500 or more must be pre-authorized by the CFO of ATS.  Business expenses shall be allowable per established Company policy, however vis-à-vis Employee such allowable expenses shall include, without limitation, the following expenses allowed or reimbursed to Employee when performing services for the Business prior to its acquisition by the Company:  the same cell phone plan (or similar), an automobile allowance comprised of the monthly lease payments of the Range Rover plus an additional $550 per month, and the same gasoline and automobile repair allowance.  Employee must submit to the Company receipts and other details of each such expense in the form required by the Company within 60 days after the later of (i) Employee's incurrence of such expense or (ii) Employee's receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company shall reimburse Employee the expense within 30 days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursements to which Employee may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  Employee's right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

Employee Handbook:  ATS's Employee Handbook will be made available for Employee's review.  It covers additional terms and conditions of Employee's employment including paid time off.  Employee agrees to review and abide by the terms and conditions contained therein.  In the event of a conflict between the terms of this Agreement and the Employee Handbook, the terms of this Agreement shall prevail.

Medical and Disability Benefits:  Employee and his dependents will be eligible to participate in the Company's medical plan, short-term disability and long-term disability plans, in accordance with the eligibility requirements of any plan adopted.  The Company will pay 100% of the total medical, dental and vision insurance premiums for Employee and his dependents.  Any employee-paid insurance premiums must be paid via payroll deduction.

Vacation:  Employee shall be entitled to six (6) weeks of paid vacation per year commencing with the Effective Date.

Confidentiality Agreement:  Employee has executed and delivered to the Company the Confidential Information and Inventions Assignment Agreement attached as Exhibit B to the Original Agreement.

Noncompetition Agreement:  Employee has executed and delivered the Noncompetition Agreement (as defined in the Purchase Agreement).

Section 409A:

(a)               This Agreement is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

(b)               Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Employee becomes entitled under this Agreement in connection with the termination of his employment with the Company shall be made or paid to Employee prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if Employee is deemed, pursuant to the procedures established by the Company's Board of Directors in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of the Employer Group (as defined below) subject to Code Section 409A, to be a "specified  employee" at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  The specified employees subject to such a delayed commencement date shall be determined under Code Section 409A and the Treasury Regulations issued thereunder and shall be identified on December 31 of each calendar year.  If Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

(c)               "Employer Group" shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase "at least 50 percent" shall be used instead of "at least 80 percent" each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase "at least 50 percent" shall be used instead of "at least 80 percent" each place the latter phrase appears in Section  1.414(c)-2 of the Treasury Regulations.

(d)               The salary continuation payments to which Employee becomes entitled following Employee's termination without Cause or for Good Reason in accordance with the Termination of Employment paragraph above shall be treated as a right to a series of separate payments for purposes of Code Section 409A, and each such payment that becomes due and payable during the period commencing with the date of Employee's Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a "Short-Term Deferral Payment" and shall be paid during that period.  The six month holdback set forth in subparagraph (b) above shall not be applicable to (i) any salary continuation payments that qualify as Short-Term Deferral Payments and (ii) any remaining portion of such payments paid after Employee's Separation from Service to the extent (A) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) Employee's annualized compensation (based on his annual rate of pay for the calendar year preceding the calendar year of his Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had his Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee's Separation from Service occurs, and (B) such payments are to be made to Employee no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.

Arbitration:  Employee and the Company agree to resolve any dispute concerning this Agreement or Employee's employment with the Company, including any claims for discrimination based on statutorily protected status, which they have not otherwise been able to resolve informally, by mandatory binding arbitration.  The arbitration shall be before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  Discovery shall be available to the same extent available in state court.  The arbitrator shall be bound by applicable state and federal law and shall issue a written opinion setting forth findings of fact and conclusions of law.  Except as required by law, the parties shall bear their own costs and attorney's fees incurred in resolving any matter submitted to arbitration, although Company shall pay the fees of the arbitrator and any administrative costs associated therewith, when required by law to affect the enforceability of this paragraph.

Employee understands that by agreeing to submit any unresolved dispute to mandatory binding arbitration, Employee expressly waives Employee's rights, if any, to have any such matters heard by a court or jury, whether state or federal.

Acknowledgement:  Employee confirms that he has read, understands and accepts the terms and conditions of employment as stated in this Agreement.  This Agreement will not be binding nor be effective until accepted below by the Company.

Waiver:  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

Notices:    Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein.  A notice shall be deemed effectively given as follows:  (i) upon personal delivery; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested.  Addresses for notice shall be as follows, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties:

If to Employee:

Chad Solter

980 Magnolia Ave, Suite #5

Larkspur, CA  94939

If to the Company:

iPrint Technologies, LLC

c/o American TonerServ Corp.

420 Aviation Blvd., Suite 103

Santa Rosa, CA  95403

Attn:  Chuck Mache, President and CEO

Entire Agreement:  This Agreement, including the exhibits attached hereto and made a part hereof and the documents incorporated into this Agreement by reference, constitutes and expresses the entire agreement and understanding between the parties.  All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.  This Agreement shall be interpreted in accordance with its plain meaning, and not for or against any party.

Modification of Agreement:  This Agreement may be modified only by a writing signed by Employee and an authorized Company representative.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first set forth above.

COMPANY:

iPrint Technologies, LLC,

  a Delaware limited liability company

By:       AMERICAN TONERSERV CORP.,

              a Delaware corporation

Its:       Managing Member

By:       /s/ Chuck Mache

            Chuck Mache

Its:       President & CEO

EMPLOYEE:

/s/ Chad Solter

Chad Solter

Exhibits:

A - Job Description

EXHIBIT A

JOB DESCRIPTION – DIVISION PRESIDENT

Job Title:  Division President

Position Purpose:   Manage the overall business activities and financial performance of the Company by performing the following duties personally or through subordinate managers.

Typical job duties:

•        Appraise the organization's financial position and issue periodic financial and operating reports on key issues, including but not limited to:

o       Gross Profit, Gross Profit Percent and Profit Margins

o       SG&A – Control and reconcile to budget

•        Set sales plans and budgets for the Company in accordance with the Company's organic growth plan

•        Manage and direct the Company's sales team and sales representative activities

•        Develop new business and maintain key customer accounts in order to achieve organic growth plans of at least 10% to 20% annually

•        Develop and deliver sales and marketing materials, method of delivery, plans and schedule

•        Implement and direct Print Management plan

•        Manage, direct and uphold customer service activities to limit attrition

•        Manage, direct and uphold technical service activities to meet goals

•        Responsible for SKUs, bill of materials, cost control, volume production, and quality of all finished goods produced by the company

•        Oversee purchasing practices and vendor relationships on equipment, raw goods, parts, and outsourced finished goods

•        Undertake additional or other duties as necessary to meet the needs of the business

Reporting Relationships:  The Division President reports directly to the President & CEO at American TonerServ Corporate office.  Division senior managers are supervised by and report directly to the Division President.

Note on participation of corporate with certain employment decisions:  The Division President shall have the authority to determine staffing levels and hire and terminate service technicians, clerical employees, sales people and customer service staff so long as such decisions are made within the Company's staffing budget and business plan.  Decisions regarding staffing, hiring and termination of employees having annual compensation greater than $50,000, shall be approved in advance by the CFO of ATS.

A-1